UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 13, 2010
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-08733	85-0212139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 West Wetmore Road, Suite 203 Tucson, Arizona	85705
(Address of principal executive offices)	(Zip Code)

520-292-0266
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item	Description
2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
8.01	Other Events
9.01	Financial Statements and Exhibits

2.

SECTION 2 - Financial Information

Item 2.04       Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Nedbank Limited ("Nedbank") has declined to extend the forbearance agreement with respect to the scheduled principal and interest payment in the approximate amount of $2,150,000 that was due on March 31, 2010 under Nord Resources Corporation's (the "Company" or "Nord") $25,000,000 secured term-loan credit facility with Nedbank. The forbearance agreement expired at midnight on May 13, 2010.

Nord is now in default of its obligations under the Amended and Restated Credit Agreement with Nedbank dated March 31, 2009 (the "Secured Credit Facility Agreement"), and the full amount of the outstanding principal and accrued and unpaid interest must now be included in the Company's current liabilities, together with any additional amounts payable under the Secured Credit Facility Agreement. The Company is calculating those amounts, which will be reflected in Nord's report on Form 10-Q for the 2010 first quarter ended March 31, 2010, when it has been finalized.

Nedbank has not served Nord with a formal notice of default under the Secured Credit Facility Agreement, which is a precondition to the exercise of Nedbank's rights upon a default under the Secured Credit Facility Agreement, including the acceleration of the full amount due thereunder and institution of foreclosure proceedings against the security. However, the 3% surcharge that previously applied to the payment due on March 31, 2010 will now apply to the entire amount of the outstanding principal and interest under the Secured Credit Facility Agreement.

SECTION 8 - OTHER EVENTS

Item 8.01       Other Events

Nedbank Capital Limited ("Nedbank Capital") has also declined to extend the forbearance agreement regarding Nord's failure to make the payment of $697,869 due on April 6, 2010 under the Copper Hedge Agreement dated July 24, 2007 (the "Copper Hedge Agreement") between the parties. The forbearance agreement expired at midnight on May 13, 2010.

Nord is in default under the Copper Hedge Agreement, although Nedbank Capital has not served Nord with a formal notice of default. The Company is now in the process of calculating the amount that must now be brought into its current liabilities in respect of the Copper Hedge Agreement, which will be reflected in the quarterly report on Form 10-Q.

The Company intends to continue with its operations in the ordinary course, as Nord aggressively pursues certain opportunities that it has generated to refinance the Company.

As previously announced, Nord received an exemption from certain shareholder approval requirements under the rules of the Toronto Stock Exchange (the "TSX") in connection with Nord's $12 million private placement completed in November 2009, on the basis of financial hardship. Reliance on this exemption automatically triggered a TSX de-listing review to confirm that Nord continues to meet the TSX listing requirements. On April 30, 2010, Nord announced that the Continued Listings Committee of the TSX has decided to defer its announcement on it listing review decision to no later than May 31, 2010. Nord has been informed that the Committee will not provide any extensions beyond that date unless there is disclosure regarding an event that would allow the company to comply with the TSX's continued listing requirements. It is unclear whether Nedbank's decision to not further extend the forbearance agreements with respect to the company's Secured Credit Facility Agreement and Copper Hedge Agreements will accelerate the Continued Listings Committee's decision on the de-listing review.

3.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits
Exhibit No.	Exhibit
99.1	News release of Nord Resources Corporation dated May 14, 2010*

*            Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NORD RESOURCES CORPORATION
DATE: May 14, 2010	By: /s/ Wayne M. Morrison Wayne M. Morrison Chief Financial Officer

4.